PURCHASE AND SALE AGREEMENT


        THIS PURCHASE AND SALE AGREEMENT entered into on November 17, 1998 is by and among GTECH CORPORATION ('GTECH'), a Delaware corporation with its corporate headquarters at 55 Technology Way, West Greenwich, Rhode Island 02817, PENN NATIONAL GAMING, INC., a Pennsylvania corporation with a place of business at 825 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 ("PENN") and PNGI CHARLES TOWN GAMING, LLC ("PNGI"), a West Virginia limited liability company with a place of business at 825 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 ("PNGI,).
                                   WITNESSETH:

     WHEREAS, PNGI, a subsidiary of PENN, and GTECH are each party to that certain Agreement dated as of June 25, 1997 (the "June 1997 Agreement") pursuant to which GTECH provides a video lottery system that is operated at the Charles Town Racetrack in Charles Town, West Virginia;

     WHEREAS, PENN wishes to purchase, and GTECH wishes to sell the video lottery system upon the terms and conditions set forth herein and PENN and PNGI, on the one hand, and GTECH, on the other hand (collectively, the "Parties"), wish to provide for an orderly resolution of their business relationship, including the termination of the June 1997 Agreement, upon terms set forth herein; and

     WHEREAS, the Parties have agreed that nothing herein shall affect any agreement, or understanding between AmTote International, Inc. and any of the Parties hereto.

     NOW THEREFORE, in consideration of the foregoing and the material promises and covenants contained herein, the Parties hereto, intending to be legally bound, agree as follows:

  I - Definitions. Terms used but not defined herein shall have the respective meanings set forth in the June 1997 Agreement.

2.Purchase  and  Sale.  Subject  only to the  receipt  by GTECH  of the  payment described in paragraph 4 hereof, effective on the date hereof:

2.1 GTECH hereby transfers, sells and assigns to PENN GTECH's entire right, title and interest in and to the VLS System (other than Software) installed at Charles Town Race Track on the date hereof and described more particularly in Exhibit A hereof (the "Transferred Property");

2.2 PENN hereby purchases the Transferred Property and accepts delivery of the Transferred Property "as is where is"; and

2.3 title to the Transferred Property hereby passes from GTECH to PENN.

3.      The Software.

3.1 PNGI and PENN acknowledge that the Software installed at Charles Town Race Track on the date hereof and described more particularly on Exhibit B hereof (the "Transferred Software") is comprised exclusively of software developed by IGT.

3.2 GTECH hereby transfers, sells and assigns to PENN GTECH's entire right, title and interest in and to the Transferred Software for use by PENN in connection with the operation of the VLS System at the Charles Town Race Track.

3.3 As between GTECH and PENN, PENN hereby accepts the Transferred Software "as is where is" and acknowledges and agrees that GTECH shall have no continuing obligations of support or maintenance with respect to the Transferred Software.

3.4 PENN hereby covenants and agrees with GTECH that simultaneously with the execution of this Agreement, PENN and IGT shall enter into the software license agreement set forth on Exhibit B (the "Software License") and that thereafter PENN shall use the Transferred Software strictly in accordance with the terms of the Software License.

4.Compensation. In consideration of the transfer, sale and assignment by GTECH to PENN of the Transferred Property, as provided in paragraph 2 hereof, and the transfer, sale and assignment by GTECH to PENN of the Transferred Software, as provided in paragraph 3 hereof, PENN shall simultaneously with the execution of this Agreement pay to GTECH by wire transfer to the bank account identified on Exhibit C hereof, cash proceeds in United States Dollars in an amount equal to $12,999,999.00.

5.       GTECH Warranties., Limitations.

5.1 GTECH has good and merchantable title, free and clear of all third party claims, to the Transferred Property. 5.2 GTECH has all requisite power and authority to transfer, sell and assign to PENN the Transferred Software pursuant to paragraph 3 hereof.




5.3 THE TRANSFERRED PROPERTY AND THE TRANSFERRED SOFTWARE SOLD "AS IS WHERE, IS" WITHOUT BY GTECH OF ANY KIND, EXPRESS OR IMPLIED. GTECH EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6. Additional Representations and Warranties. Each Party represents and warrants to the others:

6.1 It is duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, and has all requisite power and authority to conduct its businesses and to own its properties, and is duly qualified and in good standing in all jurisdictions where such qualification is required in order to perform its respective obligations under this Agreement.

6.2 The execution, delivery and performance of its respective obligations under this Agreement has been duly authorized by all necessary action and does not and will not violate any provision of law or of its articles of incorporation, bylaws and/or organization, or result in a breach of or constitute a default under any agreement, indenture or instrument to which it is a party.

6.3  This  Agreement  and  its  terms   constitute  valid  legally  binding  and
     enforceable obligations enforceable in accordance with its terms.

6.4 No governmental or other authorization, approval or filing is required for the performance by it of its obligations hereunder and the transaction contemplated herein.

7.Settlement of October and November Invoices. PNGI agrees to pay to GTECH amounts due under the June 1997 Agreement with respect to services performed from October 16, 1998 through November 17, 1998 not later than 10 days after receipt of each invoice from GTECH, prepared in a manner consistent with the manner in which invoices issued heretofore have been prepared, respecting services performed for such period or portion thereof. For purposes of calculating amounts due hereunder for services performed during the month of November 1998, applicable expenses for the entire calendar month of November shall, where practicable, be prorated on a daily basis for the period November 1 - 17, 1998.



8.   Mutual Release.

8.1 Effective on the date hereof, and except to the extent provided in paragraph 7 hereof with respect to amounts due to GTECH for services performed through the date hereof, the June 1997 Agreement is hereby terminated, null and void and of no further force or effect. Without limiting the foregoing, GTECH shall hereafter have no continuing obligation to provide, and PENN no continuing obligation to use, any GTECH Services whatsoever.

8.2 In consideration of the foregoing, PENN and PNGI, on behalf of themselves and each of their present and former directors, officers, employees, agents, subsidiaries, shareholders, successors and assigns (each, a "Releasing Party"), each hereby release and forever discharge GTECH, its present and former directors, officers, employees, agents, subsidiaries, shareholders, successors and assigns from any and all liabilities, causes of action, debts, claims and demands both in law and in equity, known or unknown, fixed or contingent, which any Releasing Party may have or claim to have, in its own right or as assignee, from the beginning of time through the date hereof, including, without limitation, any claim based upon or in any way related to the June 1997 Agreement, the goods or services fumished under the June 1997 Agreement or the termination of the June 1997 Agreement, and PENN and PNGI each hereby covenants not to file a lawsuit or charge or commence any arbitration or other proceeding to assert any such claim.

8.3 In consideration of the foregoing, GTECH, on behalf of itself and each of its present and former directors, officers, employees, agents, subsidiaries, shareholders, successors and assigns (each, a "Releasing Party"), hereby releases and forever discharges PENN and PNGI, each of their respective present and former directors, officers, employees, agents, subsidiaries, shareholders, successors and assigns from any and all liabilities, causes of action, debts, claims and demands both in law and in equity, known or unknown, fixed or contingent, which any Releasing Party may have or claim to have, in its own right or as assignee, from the beginning of time through the date hereof (other than amounts due pursuant to paragraph 7 hereof), including, without limitation (other than as provided in such paragraph 7), any claim based upon or in any way related to the June 1997 Agreement, the goods or services furnished under the June 1997 Agreement or the termination of the June 1997 Agreement, and GTECH hereby covenants not to file a lawsuit or charge or commence any arbitration or other proceeding to assert any such claim.

9.   Confidentiality.   Notwithstanding   the   termination  of  the  June  1997
     Agreement, paragraph 18 thereof is hereby incorporated by reference in this Agreement as if set forth herein in its entirety.

10.  Binding Nature of Agreement.

10.1 This Agreement shall be binding upon and inure to the benefit of the Parties and to their respective permitted successors, assigns, heirs, executors and administrators.

10.2 If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed as compatible with the applicable law as it shall then appear. Each Party acknowledges that the duration and other restrictions set forth therein, are reasonable to protect the other Parties' business interests.
11.  Governing Law.

11.1 The validity, interpretation and enforcement of this Agreement shall be governed by the laws of the State of West Virginia, without resort to its rules regarding conflicts of laws.

12.  Notices-, Press Releases.

12.1 All notices and other communications required or permitted to be given under this Agreement to a Party shall be in writing and (a) personally delivered, (b) mailed by registered or certified mail, postage prepaid, return receipt requested, or (c) sent by prepaid overnight courier service (e.g. Federal Express, Airborne, DHL), in any case to the address of the relevant Party set forth on the first page of this Agreement, or at such other addresses such Party may, by written notice, designate as its address for purposes of notice, hereunder. In addition, notices and communications to GTECH shall be sent to the attention of the President, and notices and communications to PENN or to PNGI shall be sent to the attention of their respective Chief Operating Officers.

12.2 If mailed by registered or certified mail, notices shall be deemed to be given five (5) days after being sent; if sent by personal delivery, notice shall be deemed to be given when delivered; and if sent by prepaid overnight courier service, notice shall be deemed to be given one (1) business day following deposit with the courier.

12.3 PENN, PNGI and GTECH agree jointly to the respective press releases set forth as Exhibit D hereto respecting this Agreement and the termination of the June 1997 Agreement. PENN, PNGI and GTECH each agree not to issue any other press or other releases, or otherwise make any disclosure to any third party concerning this Agreement or performance under or termination of the June 1997 Agreement except with the prior written approval of the other Parties hereto, it being expressly understood and agreed in such connection that no Party shall disparage or speak negatively of the other Parties to any third party.

 13. Headings.

13.1 Section headings of this Agreement are for convenience only and shall neither form a part nor affect the interpretation hereof.

14.     Counterparts.

14.1. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute but one instrument. This Agreement shall become effective when such counterparts have been executed and delivered by the Parties to each other.

14.2. This Agreement may be executed and delivered by facsimile transmission and any such facsimile copy shall have the same force and effect as if an original had been executed and delivered.

15.     Scope of Agreement-, Amendments.

15.1 This Agreement constitutes the entire agreement and understanding of the Parties with respect to its subject matter, and supersedes all prior agreements and understandings of the Parties, written and oral, related thereto.

15.2 This Agreement may not be amended, supplemented or modified except by a written agreement signed by the Parties.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PENN NATIONAL GAMING, INC.               ATTEST

BY: \s\Petter M. Carlino
------------------------
Title: Chairman                          \s\Susan Montgomery
                                         -------------------
PNGI CHARLES TOWN GAMING, LLC            ATTEST

By:\s\William J. Bork
---------------------
Title: \s\ Vice President                \s\Joe Lashinger
                                         -------------------


GTECH CORPORATION                        ATTEST

By:Steven Nowick
--------------------
Title: Chief Operating Officer          \s\Brendan Radigan
                                        --------------------